Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Fortune Brands, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Fortune Brands, Inc. and the prospectuses related thereto of our report dated February 20, 2006 with respect to the consolidated balance sheet of Fulham Acquisition, Corp. and subsidiaries as of December 31, 2005 and the related consolidated statements of operations, stockholder’s equity and cash flows for the period from July 26, 2005 to December 31, 2005 which report appears in the Form 10-K of Fortune Brands, Inc. dated March 9, 2006.

/s/ KPMG Audit Plc

KPMG Audit Plc

Chartered Accountants
London, England
April 28, 2006